Camber Energy, Inc. 8-K

Exhibit 99.1

Camber Energy, Inc. and Viking Energy Group, Inc. Provide Update on Continued Process Towards Completing Planned Merger

HOUSTON, TX – August 13, 2020 (GlobeNewswire) – Camber Energy, Inc. (NYSE American: CEI) (“Camber”) and Viking Energy Group, Inc. (OTCQB: VKIN) (“Viking”) are pleased to provide an update regarding the status of the closing the pending merger between Camber and Viking (the “Merger”).

As previously reported, Camber received comments from the Securities and Exchange Commission (SEC) on its draft Registration Statement on Form S-4 (the “Form S-4”) which was filed with the SEC in June 2020, as is customary and as was expected, and the parties are currently working to address those comments and re-file an amended Form S-4. However, due to the filing deadline of each company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which are due on August 14, 2020 (or in the case of Viking, on or before August 19, 2020, if the appropriate notification is filed), the parties determined that it was prudent to complete such filings before finalizing and filing an updated Form S-4, which can then be updated with financial information and related disclosures through June 30, 2020, to help reduce further delays with the SEC’s review and approval of such Form S-4.

Camber plans to file its Quarterly Report for the quarter ended June 30, 2020 (which is the first quarter of Camber’s 2021 fiscal year) by the original due date thereof, Friday, August 14, 2020. Viking plans to file its Quarterly Report for the quarter ended June 30, 2020 (which is the second quarter of Viking’s 2020 fiscal year) on August 14, 2020, but no later than August 19, 2020 (if Viking determines to file a Form 12b-25 Notification of Late Filing).

The parties plan to re-file the Form S-4 with the SEC, with updated financial and other information, by the end of August, with the goal of obtaining effectiveness of such Form S-4 by the end of the third quarter of calendar 2020 and closing the merger in the fourth quarter of calendar 2020.

A current updated estimate of the parties’ originally disclosed timeline for closing the merger is disclosed below:

Event	Projected Timeline*
Viking to file its Annual Report on Form 10-K for Viking’s December 31, 2019 fiscal year end	Completed
Viking to file Current Report on Form 8-K/A including financial statements related to its February 3, 2020 acquisition	Completed
Camber to file Registration Statement on Form S-4 with preliminary joint proxy statement with the Securities and Exchange Commission	Completed
Camber and Viking to receive Fairness Opinions regarding the planned Merger	Completed
Viking to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020	Completed
Camber to file its Annual Report on Form 10-K for Camber’s March 31, 2020 fiscal year end	Completed
Camber to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020	Scheduled for August 14, 2020
Viking to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020	Intended to be August 14, 2020, but no later than August 19, 2020
Camber to re-file amended Registration Statement on Form S-4 with the Securities and Exchange Commission	By the end of August 2020
Camber and Viking to receive Shareholder Approval	Fall 2020[1]
Camber to receive Stock Exchange Approval for the Merger	Fall 2020[1]
Closing of the Merger	Fall 2020[1]

*Estimate only. There is no guarantee items will be completed by such date, or at all. Such timeline may also need to be extended in connection with delays caused by the Covid-19 pandemic and governmental responses to such pandemic, the SEC’s review of the registration statement, or other matters outside of the control of the parties.

1 We note that this projection is later than originally estimated because the parties determined to push back the filing of the amended Form S-4 to focus on filing the June 30, 2020 Form 10-Qs and to update the Form S-4 with more recent financial information, which the parties believe will, in the long-run, help accelerate the SEC’s review of the Form S-4.

Details regarding the planned merger, along with copies of the definitive (1) Agreement and Plan of Merger, (2) First Amendment, (3) Second Amendment and (4) Third Amendment to the Agreement and Plan of Merger signed by the parties on (1) February 3, 2020, (2) May 27, 2020, (3) June 15, 2020 and (4) June 25, 2020, respectively, which were included in Viking’s and Camber’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on (1) February 5, 2020, (2) June 1, 2020, (3) June 16, 2020 (Camber) and June 18, 2020 (Viking), and (4) June 25, 2020 (Camber) and June 30, 2020 (Viking), respectively, are available under “Investors” – “SEC filings” at www.vikingenergygroup.com and www.camber.energy.

As disclosed previously, the planned merger contemplates Camber issuing newly-issued shares of common stock to the equity holders of Viking in exchange for 100% of the outstanding equity securities of Viking by means of a reverse triangular merger in which a newly formed wholly-owned subsidiary of Camber will merge with and into Viking, with Viking continuing as the surviving corporation and as a wholly-owned subsidiary of Camber after the Merger. If the closing of the Merger occurs (the “Closing”), the Viking equity holders prior to the Merger will own approximately 80% of Camber’s issued and outstanding common stock immediately after the Merger, and the Camber equity holders prior to the Merger shall own approximately 20% of Camber’s issued and outstanding common stock immediately after the Merger, subject to adjustment mechanisms set out in the Merger Agreement, as amended, and in each case on a fully-diluted, as-converted basis as of immediately prior to the Closing (including options, warrants and other rights to acquire equity securities of Viking or Camber), but without taking into account any shares of common stock issuable to the holder of Camber’s Series C Preferred Stock upon conversion of the Series C Preferred Stock. Completion of the Merger is subject to a number of closing conditions, as set out in the Merger Agreement.

James Doris, President & CEO of Viking, stated, “We continue to be pleased with the progress that both Camber and Viking are making towards completing the merger of the two companies and fully expect to close the transaction.”

Louis G. Schott, Interim CEO of Camber, stated, “We believe that our amended Form S-4 will address all of the SEC’s comments on our prior draft filing, all of which were customary, and look forward to moving to the next step in the closing process as soon as the SEC has had a chance to review, and hopefully sign off on, the updated filing.”

About Viking:

Viking is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties in the Gulf Coast and Mid-Continent region. The company owns oil and gas leases in Texas, Louisiana, Mississippi and Kansas. Viking targets undervalued assets with realistic appreciation potential.

About Camber:

Based in Houston, Texas, Camber Energy (NYSE American: CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids in Texas and Louisiana. For more information, please visit the company's website at www.camber.energy.

Forward-Looking Statements

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, the occurrence of any event, change or other circumstances that could give rise to the parties failing to complete the merger on the terms disclosed, if at all, the right of one or both of Viking or Camber to terminate the merger agreement and the result of such termination; the outcome of any legal proceedings that may be instituted against Viking, Camber or their respective directors; the ability to obtain regulatory approvals and other consents, and meet other closing conditions to the merger on a timely basis or at all, including the risk that regulatory approvals or other consents required for the merger are not obtained on a timely basis or at all, or which are obtained subject to conditions that are not anticipated or that could adversely affect the combined company or the expected benefits of the transaction; the ability to obtain approval by Viking stockholders and Camber stockholders on the expected schedule; required closing conditions which may not be able to be met and/or consents which may not be able to be obtained; difficulties and delays in integrating Viking’s and Camber’s businesses; prevailing economic, market, regulatory or business conditions, or changes in such conditions, negatively affecting the parties, including, but not limited to, as a result of the recent volatility in oil and gas prices and the status of the economy (both US and global) due to the Covid-19 pandemic and actions taken to slow the spread of Covid-19; risks that the transaction disrupts Viking’s or Camber’s current plans and operations; failing to fully realize anticipated cost savings and other anticipated benefits of the merger when expected or at all; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; the ability of Camber to obtain the approval of its Series C Preferred Stock holder to close the Merger, to the extent required; the ability of Viking or Camber to retain and hire key personnel; the diversion of management’s attention from ongoing business operations; uncertainty as to the long-term value of the common stock of the combined company following the merger; the continued availability of capital and financing prior to, and following, the merger; the business, economic and political conditions in the markets in which Viking and Camber operate; and the fact that Viking’s and Camber’s reported earnings and financial position may be adversely affected by tax and other factors.

Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Form S-4, and Viking’s and Camber’s publicly filed reports, including Viking’s Annual Report on Form 10-K for the year ended December 31, 2019 and Camber’s Annual Report on Form 10-K for the year ended March 31, 2020, and subsequently filed Quarterly Reports on Form 10-Q.

Viking and Camber caution that the foregoing list of important factors is not complete, and they do not undertake to update any forward-looking statements that either party may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Viking, Camber or any person acting on behalf of either party are expressly qualified in their entirety by the cautionary statements referenced above.

Additional Information and Where to Find It

In connection with the proposed merger, on June 4, 2020 Camber filed with the SEC a registration statement on Form S-4 to register the shares of Camber’s common stock to be issued in connection with the merger. The registration statement includes a preliminary joint proxy statement/prospectus which, when finalized, will be sent to the respective stockholders of Viking and Camber seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FINAL REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIKING, CAMBER AND THE PROPOSED MERGER.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from Viking at its website, www.Viking.com, or from Camber at its website, www.Camber.energy. Documents filed with the SEC by Viking will be available free of charge by accessing Viking’s website at www.vikingenergygroup.com under the heading “Investors” – “SEC Filings”, or, alternatively, by directing a request by telephone or mail to Viking Energy Group, Inc. at 15915 Katy Freeway, Suite 450, Houston, Texas, 77094, (281) 404-4387, and documents filed with the SEC by Camber will be available free of charge by accessing Camber’s website at www.camber.energy under the heading “Investors” – “SEC Filings”, or, alternatively, by directing a request by telephone or mail to Camber Energy, Inc. at 1415 Louisiana, Suite 3500, Houston, Texas, 77002, (210) 998-4035.

Participants in the Solicitation

Viking, Camber and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective stockholders of Viking and Camber in respect of the proposed merger under the rules of the SEC. Information about Viking’s directors and executive officers is available in Viking’s Annual Report on Form 10-K for the year ended December 31, 2019. Information about Camber’s directors and executive officers is available in Camber’s Annual Report on Form 10-K for the year ended March 31, 2020. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the final joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the final joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Viking or Camber using the sources indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.